FOR IMMEDIATE RELEASE

Contacts:

Timothy Denton	Edward J. Bowler	Melanie Clabaugh
USI Insurance Services	USI Insurance Services	Northwest Bank
914-747-6339	914-749-8504	814-728-7328
timothy.denton@usi.com	ed.bowler@usi.com	melanie.clabaugh@northwest.com

USI Insurance Services Completes Acquisition of Insurance Business Offered Through Northwest Insurance Services

New Partnership Expands USI's Commercial, Employee Benefit and Personal Risk Expertise

VALHALLA, N.Y. and WARREN, Pa., May 3, 2021 – USI Insurance Services ("USI"), a world leader in risk management, employee benefit and retirement plan consulting, today announced the completion of its acquisition of the insurance business offered through Northwest Insurance Services from Northwest Bank, a subsidiary of Northwest Bancshares, Inc. (NASDAQ: NWBI).

Northwest Insurance Services is a wholly-owned subsidiary of Northwest Bank, offering property and casualty, life, disability and long-term care insurance, as well as group health, life and disability employee benefits.

Northwest Bank's President and CEO, Ron Seiffert stated: "In searching for the right partner for our insurance business, we had two key requirements – positioning our Insurance Services group with a proven industry leader in property and casualty insurance, employee benefits, personal risk and retirement consulting, and partnering with an established firm that would continue to value the contributions of all Northwest Insurance Services employees. USI met both requirements, and I am confident their national capabilities, delivered through longstanding, passionate and committed local service teams, will continue to deliver the superior level of service and solutions our clients have come to expect."

USI's Chairman and CEO, Michael J. Sicard added: "We are thrilled to welcome the clients and talented professionals from Northwest Insurance Services to USI. Partnering together, we look forward to delivering a uniquely exceptional and impactful experience for our current and future clients through the USI ONE Advantage®."

About USI

USI is one of the largest insurance brokerage and consulting firms in the world, delivering property and casualty, employee benefits, personal risk, program and retirement solutions to large risk management clients, middle market companies, smaller firms and individuals. USI connects over 8,000 industry-leading professionals from approximately 200 offices to serve clients' local, national and international needs. USI has become a premier insurance brokerage and consulting firm by leveraging the USI ONE Advantage®, an interactive platform that integrates proprietary and innovative client solutions, networked local resources and enterprise-wide collaboration to deliver customized results with positive, bottom line impact. USI attracts best-in-class industry talent with a long history of deep and continuing investment in our local communities. For more information, visit usi.com or follow us on LinkedIn, Facebook or Twitter.

About Northwest Bancshares, Inc.

Northwest Bancshares, Inc. is the holding company of Northwest Bank, which is headquartered in Warren,

Pennsylvania. Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, as well as employee benefits and wealth management services. As of March 31, 2021, Northwest operated 162 full-service community banking offices and eight free standing drive- through facilities in Pennsylvania, New York, Ohio and Indiana. Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com. ###